Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

CRANE CO. ELECTS NEW DIRECTOR

STAMFORD, CONNECTICUT - December 9, 2015 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced that its Board of Directors elected Peter O. Scannell as a Director of Crane Co. effective December 7, 2015.

Mr. Scannell founded Rockwood Service Corporation in 1990 and has been its Chief Executive Officer since that time. Rockwood Service Corporation is a holding company of testing and testing technology businesses. Rockwood companies include Acuren (industrial nondestructive testing and related services) and Sperry Rail (rail flaw detection services).

Mr. Scannell also founded and continues as Chairman of the Board of Kane Holding Companies, Erie, PA. He previously served on the Board of Directors of Genesee & Wyoming, Darien, CT, from 2002 to 2011.

R. S. Evans, Chairman of the Board, stated: “Peter Scannell is a successful businessman who has built an impressive company through acquisitions and investments in the United States and internationally. With his financial and operations expertise and acquisition experience, Peter will bring valuable insights to the Crane Co. board. We are very pleased that he has agreed to join our Board of Directors.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,500 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

(CR-G)